Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

19 January 2024

Matter No.: 401386
441 299 4938
guy.cooper@conyers.com

Altamira Therapeutics Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sir/Madam,

Altamira Therapeutics Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a prospectus supplement filed with the U.S. Securities and Exchange Commission (the "Commission") on 19 January 2024 (the “Prospectus Supplement” and together with the base prospectus dated 8 December 2021 included in the Registration Statement (as defined below), the “Prospectus” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) forming a part of the registration statement on Form F-3 filed with the Commission on 16 November 2021 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) under the U.S. Securities Act of 1933, as amended, (the "Securities Act") relating to an offering of up to US$1,660,000 of common shares, par value US$0.002 each, of the Company (the "Shares").

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed:

1.1.	an electronic copy of an executed at the market agreement between the Company and H.C. Wainwright & Co. LLC (the “Manager”) dated 19 January 2024 (the “ATM Agreement”);

1.2.	copies of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 19 January 2024 (the “Constitutional Documents”);

1.3.	copies of written resolutions of its directors dated 18 January 2024 (the "Resolutions"); and

1.4.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the ATM Agreement, other than the Company, to enter into and perform its respective obligations under the ATM Agreement;

2.4.	the due execution and physical delivery thereof of the ATM Agreement by each of the parties thereto including the Company with an intention to be bound thereby;

2.5.	the legality, validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the ATM Agreement which is expressed to be governed by the Foreign Laws, in accordance with its respective terms;

2.6.	the accuracy and completeness of all factual representations made in the Registration Statement, the ATM Agreement, and other documents reviewed by us;

2.7.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.8.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.9.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.10.	that the Company will have sufficient authorised capital to effect the issuance of any of the Shares at the time of issuance;

2.11.	that the Company’s common shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, at the time of issuance of any Shares and the consent to the issue and free transfer of the Company’s securities given by the Bermuda Monetary Authority as of 27 February 2019 will not have been revoked or amended at the time of issuance of any Shares; and

2.12.	that upon issue of any Shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

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3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.2.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.3.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Shares by the Company and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.	When issued and paid for as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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